Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:
Joe Weigel	May 1, 2017
Director of Communications (317) 972-7006 Direct jweigel@celadongroup.com

Celadon Group Announces Corporate Updates

INDIANAPOLIS, INDIANA, May 1, 2017 /PRNewswire/ -- Celadon Group, Inc. (“Celadon” or the "Company") (NYSE: CGI) today announced several important updates regarding the Company’s existing and new credit facilities, management team, March quarter earnings, and an independent review of certain transactions reflected in the Company’s financial statements for the fiscal year ended June 30, 2016 and quarters ended September 30 and December 31, 2016. Specifically:

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Celadon has signed a term sheet for a new $225 million asset-based revolving credit facility led by Bank of America that is expected to close during the June quarter and an amendment to its existing credit facility to waive potential defaults and provide interim liquidity.

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The Company promoted Jonathan Russell to the role of President and Chief Operating Officer of Celadon Group, where he will oversee all trucking operations.  Douglas Schmidt has been promoted to President of Celadon Trucking and will oversee the truckload division.

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Preliminary financial results for the quarter ended March 31, 2017, are expected to include an operating loss of approximately $10.0 million primarily attributed to losses in the Company’s irregular route freight operations.

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The Audit Committee is reviewing, with independent legal and accounting experts, certain transactions involving revenue equipment held for sale reported in the Company’s financial statements for fiscal year 2016 (ended June 30, 2016) and the quarters ended September 30, 2016 and December 31, 2016 after the Company’s auditor, BKD, LLP (“BKD”), withdrew its reports on such previously-issued financial statements.

Chairman and Chief Executive Officer, Paul Will, commented:  "We continue to work diligently to improve the productivity of our irregular route fleet, access additional liquidity, and provide world-class customer service. While we are disappointed by the preliminary results for the quarter due to poor performance in our irregular route freight business, the recent management changes will strengthen our truckload team, and we are executing a plan to boost operating discipline and achieve positive results. The Board and I are confident that Jon Russell and Doug Schmidt have the expertise to guide the truckload business through this period making it stronger and more efficient.

“Our new credit facility, as well as the amendments to our existing facility, will give us the liquidity we need to operate our business assuming we execute against our plan. While management remains focused on running the business, I am confident the independent audit committee will proceed quickly and thoroughly to investigate the transactions and develop a plan for re-issuing the affected financial statements.  We will continue to deliver value to our thousands of customers, employees, investors and other business partners every day. We deeply appreciate their support as we move toward the busy summer season."

Term Sheet for New Credit Facility
The Company has reached an agreement in principle with Bank of America, the agent under its current credit facility, for a new $225 million senior secured revolving credit facility ("Proposed ABL Facility").  The Proposed ABL Facility will be used to refinance the Company’s existing credit facility and support the Company’s ongoing working capital and general corporate needs. Availability under the facility will be based on a borrowing base including accounts receivable, equipment, inventory, and real estate at customary advance rates. The expected closing date is on or about June 30, 2017, subject to customary closing conditions including negotiation and execution of definitive agreements, due diligence, and requisite approvals.

In addition to pursuing the Proposed ABL Facility, the Company is reviewing multiple other alternatives to address its short and long-term liquidity needs.  The closing of the Proposed ABL Facility and other certain other financing or sale transactions are included in the Company's liquidity plan. The Company has engaged Stephens Inc. to assist in reviewing its corporate strategy.

Credit Agreement Amendment
The Company also entered into an amendment of its primary credit agreement that waived certain defaults related to the March 2017 quarter financial covenants and as a result of the withdrawn financial statements, established a new $200 million borrowing limit, and set in motion the perfection of assets, including those that would accompany the proposed new asset-based credit facility. Other amendments included (i) higher interest rates, (ii) revised asset coverage ratio covenant of 0.90 to 1.00 for periods prior to June 30, 2017, (iii) supplemental financial reporting obligations and borrowing conditions, (iv) prohibition on future dividends or stock buybacks, and (v) a capital expenditure limitation.

Management Changes
Jonathan Russell has been named President and Chief Operating Officer of Celadon Group, effective immediately. Mr. Russell, 45, has been the Company’s President of Celadon Logistics, Inc., which includes the Company’s asset light business units, since November 2010 and served in various other roles since 2002. Prior to joining the Company, Mr. Russell had been a Vice President in the Global Corporate Investment Bank of Citigroup Inc. Mr. Russell is the son of the Company’s late founder and former Chairman and Chief Executive Officer, Stephen Russell.

Mr. Russell has assumed reporting responsibility for all operating units, with a primary focus on improving the productivity of our irregular route truckload operations.  Mr. Russell commented:  "I believe we have substantial opportunity to improve the profitability of our operations by ensuring that a greater percentage of our fleet is actively producing at a higher daily level. Together with Doug Schmidt, who has been instrumental in operating one of our more profitable business units, and the rest of our team, we expect to build on our great customer relationships and high quality driver corps to deliver improved customer service and financial results. While early in the process, we are energized by the potential impact of our plan."

Douglas Schmidt has been named President of our Celadon Trucking subsidiary and will oversee our truckload division.  Mr. Schmidt previously served as President and COO at A&S Kinard, which was acquired by Celadon in 2014, and has over 22 years of experience in the truckload industry.

Eric Meek has resigned as President and Chief Operating Officer to pursue other interests.

Preliminary March Quarter Financial Results
For the March quarter, we expect to report a consolidated operating ratio (operating expenses as a percentage of operating revenues) of approximately 104%, for an operating loss of approximately $10.0 million.  Our regional, dedicated, logistics, and certain specialized businesses (excluding flatbed and temperature control) were solidly profitable during the quarter.  However, our irregular route operations were significantly unprofitable.

The Company intends to release earnings and file or furnish information similar to the information required by Form 10-Q for the fiscal period ended March 31, 2017, on or before May 15, 2017.  The filed or furnished information will not comply with the requirements of Form 10-Q because it will lack an AS 4105 review by the Company's auditor.

Non-Reliance on June 30, 2016, September 30, and December 31, 2016 Financial Reports and Audit Committee Review
BKD has notified the Company it has determined that, based on additional information concerning transactions involving "revenue equipment held for sale," BKD has been unable to obtain sufficient appropriate audit evidence to provide a reasonable basis to support its previously issued reports on the Company’s financial statements for fiscal year 2016 (ended June 30, 2016) and the quarters ended September 30, 2016 and December 31, 2016. As a result, the Audit Committee of the Company's Board of Directors has concluded that these financial statements and related reports of BKD should not be relied upon. A full copy of the letter from BKD, LLP will be filed on Form 8-K.

The insufficient appropriate audit evidence relates to the carrying values and accounting (and related structure, substance, and disclosure) of transactions involving dispositions and acquisitions of revenue equipment between June and December of 2016.  Additional information concerning the transactions and the fair values of the revenue equipment disposed of and acquired is required to determine the appropriateness of the accounting for these transactions.   The need for additional information followed an Audit Committee request of BKD to perform additional procedures on the transactions prior to the normal audit cycle for fiscal 2017.

Revenue equipment held for sale is recorded at the lower of cost or fair value.  Revenue equipment held for sale was recorded at approximately $45 million (4% of total assets) at June 30, 2016, $29 million (3.0% of total assets) at September 30, 2016, and zero at December 31, 2016. All revenue equipment held for sale and all revenue equipment received in the related transactions was sold to third parties or was contributed to the 19th Capital Group joint venture prior to December 31, 2016.

If any adjustment to the financial statements for the affected periods is required related to revenue equipment held for sale, or for the minority interest in joint venture into which assets were contributed at December 30, 2016, our expectation is that any such adjustment would be non-cash.

Based on the letter and subsequent discussion with BKD, the Company has confirmed that (i) BKD has not resigned as the Company's auditor, (ii) BKD has determined that it has not obtained sufficient appropriate audit evidence with respect to the values and methods used to account for revenue equipment held for sale transactions to determine that those transactions were properly recorded in accordance with GAAP, and (iii) BKD is prepared to review additional information, if any, and adjustments to the Company's financial statements, if any, to then consider whether to re-issue the withdrawn reports.

The Audit Committee of the Board of Directors is reviewing this development, which follows BKD's extensive review of the transactions and supporting materials initiated by the committee several months ago.  The Audit Committee is comprised of all independent directors of the Company, and will be assisted by an independent law firm and a leading, international auditing, tax, and advisory firm.  The Audit Committee intends to work diligently to complete its review, and the Company will provide an update when the review is completed.

The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2016, the Company's Form 10-Q for the fiscal quarter ended September 30, 2016, and the Company's Form 10-Q for the fiscal period ended December 31, 2016, are deemed non-compliant until they are re-issued.

Conference Call Information

The Company plans to hold a conference call to provide additional information concerning its operations on Wednesday May 3, 2017, from 9:00 AM until 9:45 AM Eastern Time.  Investors may email questions in advance to the Company c/o Joe Weigel at jweigel@celadongroup.com. Management will cover prepared remarks and questions concerning appropriate topics during the call.  A dial-in number will be published on May 2, 2017, on Celadon's Investor Relations website, http://investors.celadontrucking.com, under the report center menu option.

About Celadon
Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long haul, regional, local, dedicated, intermodal, temperature-protect, flatbed, and expedited freight service across the United States, Canada and Mexico.  The Company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including logistics, warehousing, and distribution.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases, including "expects," “expected,” “will,” “would be,” “opportunity,” “potential,” “intends,” “proceed,” “assuming,” “execute,” "estimates," "projects," "believes," "anticipates," "plans," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, statements relating to the consummation of the Company’s new credit facility, improvement in the Company’s irregular route fleet, the Company’s ability to access liquidity, expected operating ratio and operating loss for the quarter ended March 31, 2017 and for future periods, future financings or asset sales, the Audit Committee review, future adjustments of the Company’s financial statements, including the items impacted by and the timing of such adjustments, and the timing of filing the Company’s Form 10-Q for the quarter ended March 31, 2017, among others, are forward-looking statements.   Actual results may differ from those set forth in the forward-looking statements.  It is possible that the Company will have to record different financial statement entries. Carrying values of the affected assets, including minority interest in joint venture, could be subject to change. If that occurs, restated financial statements could be required. There can be no assurance that the re-issued statements will not differ materially from those discussed in this press release or as previously filed, or that additional adjustments will not be identified.  Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the risk that the new credit facility is delayed or fails to close at all, the risk that the liquidity plans, including planned financings and/or asset sales are delayed or fail to occur at all, the risk that additional information may arise from the Company’s and its Audit Committee’s review, and subsequent accounting or related review or analysis, the risk that the process of preparing, auditing, and reviewing restated financial statements, if any, or other subsequent events would require the Company to make additional adjustments, the time and effort required to complete the reissuance of its financial statements, the Company’s ability to timely file amended periodic reports reflecting restated financial statements, if required, the ramifications of the Company’s potential inability to timely file any required reports, including potential delisting of its common stock on the NYSE, potential claims and proceedings relating to any of these matters, and negative tax or other implications for the Company resulting from any accounting adjustments, as well as other risks described more fully in the Company's filings with the SEC.  Readers should review and consider factors that could impact results as provided in various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

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